NATURE’S SUNSHINE PRODUCTS, INC.
SUPPLEMENTAL ELECTIVE DEFERRAL PLAN
(restated January 1, 2008)

This is the Supplemental Elective Deferral Plan of Nature’s Sunshine Products, Inc. as restated effective January 1. 2008. It is effective as of January 1, 2008 except as otherwise provided in this Plan.

This Plan as herein restated shall govern the benefits of any Member whose employment terminates on or after January 1, 2008 and the terms of this Plan as it existed prior to its restatement effective January 1, 2008 shall be disregarded.

This Plan is intended to comply with the provisions of Code Section 409A. For the period from January 1, 2005 through December 31, 2007, the Plan shall be administered and interpreted in accordance with a good faith interpretation of Code Section 409A and the guidance issued by the government relating thereto so as to avoid adverse tax consequences to participants in the Plan, including any transitional provisions of such guidance, notwithstanding the provisions of the Plan as it existed previous to this restatement. Subject to the foregoing sentences of this paragraph, the benefits of a Member whose employment terminates prior to January 1, 2008 shall be governed by the Plan as it existed at the time the employment terminated.

ARTICLE I
NAME

1.1    Name. The Plan shall be known as the “NATURE’S SUNSHINE PRODUCTS, INC. SUPPLEMENTAL ELECTIVE DEFERRAL PLAN” and is hereinafter sometimes referred to as the "Plan".

ARTICLE II
PURPOSE

2.1    Purpose. This Plan has been created for the primary purpose of providing certain selected employees and non-employee directors of the Employer with the ability to defer the receipt of income, including amounts that cannot be deferred under the Tax Deferred Retirement Plan of the Employer due to limitations in the law. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and shall be administered as such.

ARTICLE III
DEFINITIONS

When used herein, the following words shall have the meanings indicated, unless the context clearly indicates otherwise:

3.1    Account. The words "ACCOUNT" shall mean the Deferral Account described in Section 5.2 and the Employer Contribution Account described in Section 5.3.

3.2    Beneficiary. The word "BENEFICIARY" shall mean the person or persons entitled to receive benefits upon the death of a Member under this Plan.

3.3    Code. The word "CODE" shall mean the Internal Revenue Code of 1986, as amended.

3.4    Commencement Date. The words “Commencement Date” with respect to benefits payable on account of the Termination Date of the Member shall mean the Termination Date of the Member, provided, however, if the Member is a Specified Employee as of the Termination Date, then the Commencement Date shall be the date that is six months after the Termination Date.

(a)    “Specified Employee” means a Member who as of the Termination Date of the Member is considered a Key Employee of the Employer or a Related Employer, any stock of which is publicly traded (whether on an established securities market or otherwise) as of the Termination Date.

(b)    A Member is considered a “Key Employee” for the entire 12 month period beginning on a January 1 (this January 1 is referred to herein as the applicable effective date) if the Member meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applying the applicable regulations thereunder but disregarding Code Section 416(i)(5)) at anytime during the 12-month period ending on the September 30 immediately preceding the applicable effective date. For example, if the Member met the applicable requirements of Code Section 416(i) listed above at anytime during the 12 month period from October 1, 2006 to September 30, 2007, then for the entire 2008 calendar year the Member will be considered a Key Employee.

(c)    “Related Employer” means (i) a corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof) which includes the Employer, and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code and regulations thereunder) with the Employer.

The words “Commencement Date” with respect to benefits payable on account of the Disability of the Member shall mean the date as of which the Plan Administrator determines that the Member has suffered a Disability. “Disability” for this purpose and for purposes of Article VII means an impairment which results in the Member being disabled within the meaning of Section 409A(a)(2)(C) of the Code as determined by the Plan Administrator.

3.5    Compensation. The word "COMPENSATION" with respect to employees of the Employer has the following meaning:

(a)     "Compensation" shall mean the total of all amounts paid by the Employer by reason of services performed by the Member, including any bonus pay.

(b)     Notwithstanding the foregoing, the Member's Compensation shall be determined without taking into account any of the following:

(1)    Contributions or payments by the Employer for or on account of the Member under any employee benefit plan, including but not limited to any qualified pension plan and any health or welfare plan;

(2)    Compensation that is not subject to employer income tax withholding under Code Section 3402 (or any successor thereof);

(3)    Income caused by the exercise of stock options;

(4)    Income attributable to benefits received under any long term disability plan maintained by the Company; and

(5)    Automobile, moving or entertainment allowances; reimbursements for medical, professional or transportation expenses; excess group term life insurance coverage or other life insurance coverage; tuition refunds; expense reimbursements and other fringe benefits including such things as physical exams, Christmas gifts and service awards.

(c)    Notwithstanding the foregoing, a Member's Compensation shall include contributions made on behalf of the Member under a salary reduction agreement to any plan of the Employer qualifying under Code Sections 125, 401(k), or 408(k), and any amounts deferred at the election of the Member pursuant to the terms of this Plan.

The word “COMPENSATION” with respect to members of the Board of Directors of the Employer who are not employees of the Employer shall mean the total amount paid for services as a member of the Board of Directors of the Employer.

3.6    Deferral Account. The words "DEFERRAL ACCOUNT" means the account maintained on the books of the Employer as described in Section 5.2.

3.7    Effective Date. The original "EFFECTIVE DATE" of this Plan was May 15, 1998. The effective date of this restatement is January 1, 2008.

3.8    Eligible Person. The word “Eligible Person” means any member of the Board of Directors of the Employer who is not an employee of the Employer, each employee who is an officer of the Employer, and each employee who is in an employment position that has the title of director. In addition, Eligible Person includes any other employee who is a member of a select group of management or highly compensated employee for purposes of ERISA designated as eligible by the Plan Administrator; provided, however, such employee shall be an Eligible Person only so long as so designated by the Plan Administrator which designation can be changed by the Plan Administrator at anytime in its sole discretion.

If the Plan Administrator determines that an employee who is a Member hereunder is no longer a member of a select group of management or highly compensated employees described in Section 201(2) of ERISA, such Member shall cease to be an Eligible Person hereunder and any deferral elections of the Member hereunder shall cease at the end of the year during which the determination is made.

3.9    Employer. The word "EMPLOYER" shall mean Nature’s Sunshine Products, Inc. or any successor thereof, if its successor shall adopt this Plan.

3.10    Employer Contribution Account. The words "EMPLOYER CONTRIBUTION ACCOUNT" shall mean the account maintained on the books of the Employer as described in Section 5.3.

3.11    Member. The word "MEMBER" means a person who has become a participant in the Plan.

3.12    Plan. The word "PLAN" shall mean the Supplemental Elective Deferral Plan set forth in and by this document, as the same may be amended from time to time.

3.13    Plan Administrator. The words "Plan Administrator" shall mean the person or committee designated by the Employer to administer this Plan. In the absence of an effective designation, it shall mean the Employer.

3.14    Plan Year. The words "PLAN YEAR" shall mean the calendar year.

3.15    Tax Deferred Retirement Plan. The words "TAX DEFERRED RETIREMENT PLAN" shall mean the Nature’s Sunshine Products, Inc. Tax Deferred Retirement Plan, and any successor to that Plan.

3.16    Termination Date. The words "TERMINATION DATE" mean the date as of which the Plan Administrator reasonably determines that no further personal services to the Employer or any Affiliate, whether as an employee or otherwise, will be provided by the Member (or reasonably determines that the anticipated level of bona fide services by the Member to be performed after such date is no more than 20 percent of the average level of services provided during the immediately preceding 36-month period (or the full period during which services were rendered if less than 36 months)). For purposes of this determination, the Member shall be treated as continuing to provide personal services for purposes of this Plan during the period up to six months that the Member is on military leave, sick leave or other bona fide leave of absence, or treated as continuing to provide personal service during the entire period of such leave if the Member retains the right to reemployment under applicable law or by contract at the end of such leave.

“Affiliate” means (i) a corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof) which includes the Employer, provided that the phrase "more than 50 percent" shall be substituted for the phrase "at least 80 percent" in Section 1563(a)(1) of the Code, and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code as modified by Section 415(h) of the Code and regulations thereunder) with the Employer.

3.16    Year of Employment. The words "Year of Employment" from a date shall mean a period of service for the Employer of one full year from such date. Periods of service will be aggregated, whether or not such periods were completed consecutively, using a decimal date chart selected by the Plan Administrator.

3.17    Unforeseeable Emergency. The words “Unforeseeable Emergency” of a Member mean a severe financial hardship to the Member resulting from an illness or accident of the Member, the spouse of the Member, the beneficiary of the Member or a dependent of the Member (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member that is determined by the Plan Administrator to be an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii).

ARTICLE IV
ELIGIBILITY

4.1    Participation. An Eligible Person shall be entitled to make elective deferrals in accordance with the terms of this Plan. A Member shall cease to be eligible to make further elective deferrals under this Plan as of the end of the year during which the Member ceases to be an Eligible Person.

ARTICLE V
ACCOUNTS

5.1    Deferral Election.

(a)    To the extent permitted by (b) below, each Member may elect to defer the receipt of a portion of his or her Compensation. The Plan Administrator may provide for separate elections with respect to regular salary and bonus payments. The election for a year must be made prior to the beginning of that year during which the services are performed to which the Compensation relates and it cannot be modified on or after the beginning of such year with respect to that year. An election that is made or is effective for the immediately preceding year shall remain effective for the next year (and cannot be modified on or after the beginning of that next year with respect to that next year) if it is not affirmatively cancelled or amended by the Member in writing under the applicable rules and procedures established by the Plan Administrator prior to the first day of that next year.

Notwithstanding the forgoing, a Member who first becomes a Member during a year may make an election within 30 days of the date he or she first becomes a Member which election shall apply to Compensation relating to services performed after the election is made. For purposes of determining when a Member first becomes a Member of the Plan, any other plan of the Employer that must be aggregated with this Plan for purposes of applying the requirements of Code Section 409A shall be treated as part of this Plan.

An election shall be in writing and shall conform to the applicable rules and procedures established by the Plan Administrator.

(b)    A Member who is an employee of the Employer may not elect to defer more than 75 percent of the regular salary of the Member which relates to the year to which the election relates and may not elect to defer more than 75 percent of the bonus payments which relate to the year to which the election relates.

(c)    Notwithstanding the restrictions on the modification of elections of (a) above, the deferral elections of a Member who elects under Section 6.5 to receive a distribution upon an Unforeseeable Emergency shall be cancelled as of the date of the distribution under Section 6.5. The cancellation shall be applicable to all payroll periods of the year ending after the cancellation. Following a cancellation, no further elections of deferral may be made with respect to Compensation for services rendered during that year.

5.2    Establishment and Determination of Elective Account. The Employer shall establish an Elective Deferral Account on its books for each Member. The Deferral Account balance of a Member shall be adjusted as follows:

(a)    Under rules established by the Plan Administrator, the Employer shall credit to the Deferral Account of the Member the amount specified in a proper election of the Member under Section 5.1 at the time such amount is removed from the Compensation of the Member and invested by the Employer. The Compensation actually paid to the Member for the period by the Employer shall be reduced by the amount credited to the Deferral Account under this Section 5.2(a).

(b)    As of the end of each applicable period as established by the Plan Administrator (which may be daily or monthly or some other period selected from time to time by the Plan Administrator), and as of the date the benefit is payable under Article VII, the Employer shall adjust the Deferral Account of a Member under rules established by the Plan Administrator to reflect the increase or decrease that would have been incurred by the account during that applicable period if the account had been invested for the applicable period in the investments selected in advance by the Member from those made available by the Plan Administrator, or to the extent no selection has properly been made, by adjusting the account to reflect the increase or decrease that would have been incurred by the account for the applicable period if the account had been invested for the applicable period in the fixed income fund selected in its sole discretion by the Plan Administrator.

(c)    The Plan Administrator shall prescribe such rules as it deems necessary or appropriate regarding the adjustments to be made to the Deferral Accounts to reflect the timing of investment elections made by the Member and the timing of amounts being credited or debited to the Deferral Accounts.

The Deferral Account balance of a Member shall be debited with the amount paid to or on behalf of the     Member under this Plan related to that account.

5.3    Establishment and Determination of Employer Contribution Account. The Employer shall establish an Employer Contribution Account on its books for each Member. The Employer Contribution Account of a Member shall be adjusted as follows:

(a)    At the end of each Plan Year (and at such other times, if any, during a Plan Year as the Employer in its discretion shall select), the Employer shall credit to the Employer Contribution Account of a Member such amount, if any, as the Employer in its sole discretion may determine, which credit for a Plan Year for a Member may be zero and which credit for a Plan Year may vary among the Members as the Employer in its sole discretion may determine (including the possibility of no credit for some Members and varying amounts for other Members).

(b)    As of the end of each applicable period as established by the Plan Administrator (which may be daily or monthly or some other period selected from time to time by the Plan Administrator), and as of the date the benefit is payable under Article VII, the Employer shall adjust the Employer Contribution Account of a Member under rules established by the Plan Administrator to reflect the increase or decrease that would have been incurred by the account for the applicable period if the account had been invested for the applicable period in the investments selected in advance by the Member from those made available by the Plan Administrator, or to the extent no selection has properly been made, by adjusting the account to reflect the increase or decrease that would have been incurred by the account for the applicable period if the account had been invested for the applicable period in the fixed income fund selected in its sole discretion by the Plan Administrator.

(c)    The Plan Administrator shall prescribe such rules as it deems necessary or appropriate regarding the adjustments to be made to the Employer Contribution Account to reflect the timing of investment elections made by the Member and the timing of amounts being credited or debited to the Employer Contribution Account.

The Employer Contribution Account balance of a Member shall be debited with the amount paid to or on behalf of the Member under this Plan related to that account.

    5.4    Statement of Accounts. The Plan Administrator shall provide to each Member within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as the Plan Administrator selects setting forth the balance, if any, in the Accounts of the Member as of the last day of the Plan Year just ended.

5.5    Accounting Device Only. The Deferral Account and the Employer Contribution Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Member under this Plan. The Accounts shall not constitute or be treated as a trust fund of any kind.

ARTICLE VI
VESTING IN EMPLOYER CONTRIBUTIONS

6.1    Vesting in Employer Contributions. The Employer Contribution Account of a Member will be subject to a vesting schedule. A Member shall be vested in his or her Employer Contribution Account in accordance with the following schedule based upon Years of Employment from January 1, 2008:

Years of Employment	Vesting Percentage
Less than 1	—
1	33%
2	67%
3 or more	100%
Notwithstanding the foregoing, a Member shall be fully vested in all amounts credited to his or her Employer Contribution Account in the event of:

(a) Death of the Member; or

(b) Termination of the employment of the Member on account of
Disability or after attainment of age 65.

The word "Disability" for purposes of this Article VI shall mean any medically determinable physical or mental impairment which is considered a “disability” under the terms of the most recent long term disability plan or policy of the Employer.

ARTICLE VII
PAYMENT OF ACCOUNTS

7.1    Benefit Payment. Upon the earlier of the Disability of the Member or the Termination Date of a Member, the Member shall be entitled to: (1) a payment equal to the amount credited to his/her Elective Deferral Account as of his or her Commencement Date, and (2) a payment equal to the vested portion of his/her Employer Contribution Account as of the Commencement Date. The payment shall commence to be paid within 60 days of the Commencement Date on a date selected by the Plan Administrator in its sole discretion.

7.2    Form of Payment. The amount due the Member shall be paid in one of the following forms as selected by the Member in his or her initial election form or in a subsequent election that is valid in accordance with the terms of the Plan as it existed at the time the election was made:

(a) substantially equal monthly installments over three years; or

(b) substantially equal monthly installments over five years; or

(c) a single lump sum payment.

In the event payment is made in installments, the Account used to measure the amount due the Member shall continue to be adjusted for interest under rules prescribed by the Plan Administrator in accordance with the provisions of Section 5.2(b) and Section 5.3(b). In the event no form of payment is properly elected, the amount due the Member shall be paid in the form of installment payments over five years. Notwithstanding the foregoing, in the event the sum of the accounts of the Member at the Commencement Date does not exceed the limit of Code Section 402(g)(1)(B), determined as of the Commencement Date, such benefits shall be paid in the form of a single lump sum payment to the Member without regard to the form of payment elected by the Member.

7.3    Changes in Form of Payment. Prior to January 1, 2009, a Member may change his or her election of the form of payment for a Commencement Date to another form available under Section 7.2 by submitting a written election form to the Plan Administrator; provided such election shall not be effective for a Commencement Date that is less than 12 months from the date the election form was received by the Plan Administrator unless it is received at least 30 days before the Termination Date and the Plan Administrator, in its sole discretion, approves the form of payment selected. Notwithstanding the forgoing, a Member may not change a form of election on or after January 1, 2008 with respect to payments that would otherwise be received in 2008 or to cause payments to be made in 2008.

On and after January 1, 2009, a Member may change his or her election of the form of payment to another form available under Section 7.2 by submitting a written election form to the Plan Administrator; provided

(a)    such election shall not take effect for a Commencement Date that is less than 12 months from the date the election form was received by the Plan Administrator; and

(b)    if the Commencement Date is based upon a Termination Date, then notwithstanding any other provisions of this Plan the payment or payments to which the Member is entitled shall not commence to be paid to the Member until 5 years from the date that the payment or payments would otherwise have commenced if the election to change the form of payment had not been made.

7.4    Payment to Beneficiary. In the event a Member dies before receiving his or her full benefit under this Plan, the Employer shall pay any remaining amount due on behalf of the Member hereunder to the Beneficiary of the Member. Such payment shall be in the form of a single cash payment. The payment shall be paid within 60 days of the date of death on such date as the Plan Administrator in its sole discretion shall select. A Member may designate a Beneficiary on the form prescribed by and delivered to the Plan Administrator. If no Beneficiary is properly designated under this Plan, then the Beneficiary shall be the person entitled under the terms of the Tax Deferred Retirement Plan to receive any death benefits payable under the Tax Deferred Retirement Plan on account of the death of that Member. If there is no Beneficiary after application of the foregoing provisions of this Section, then the payment shall be made to the estate of the Member. If under these rules the benefits are payable to the estate of the Member, and either the Plan Administrator cannot locate a qualified representative of the deceased Member’s estate, or if administration of the estate is not otherwise required, the Plan Administrator in its discretion may make the distribution to the deceased Member’s heirs at law, determined in accordance with the law of the State of the Member’s domicile in effect as of the date of the Member’s death.

7.5    Distribution During Employment. Prior to the Commencement Date, a Member may request a distribution of the amount credited to his or her Account in the event of an Unforeseeable Emergency. The Plan Administrator shall determine, in a non-discriminatory manner, whether a Member has an Unforeseeable Emergency. A distribution may be made under this Section only if such distribution does not exceed the amount required to meet the immediate financial need created by the Unforeseeable Emergency as determined by the Plan Administrator applying the provisions of the applicable regulations under Code Section 409A (taking into account the tax costs of the distribution) and is not reasonably available from other resources of the Member as determined by the Plan Administrator applying the provisions of the applicable regulations under Code Section 409A, including reimbursement or compensation from insurance, liquidation of assets to the extent the liquidation does not cause severe financial hardship, and the cancellation of deferrals under this Plan and any other plan of the Employer.

7.6    Discretionary Distribution for Taxes. The Plan is intended to comply with the provisions of Code Section 409A.  In the event the Plan fails to meet the requirements of Code Section 409A and the regulations promulgated thereunder, the Plan Administrator may, in the Plan Administrator’s sole discretion, distribute to the affected Member(s) the amount(s) such Member(s) are required to include in income as a result of such failure of the Plan to comply with Code Section 409A and such regulations. In the event of such a distribution, the affected Member(s)’s benefits hereunder shall be adjusted to reflect the value of the amount so distributed.

At the discretion of the Plan Administrator, the amount necessary to pay the: (A) Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) (the “FICA Amount”), and/or (B) Railroad Retirement Act tax imposed under Code Sections 3201, 3211, 3231(e)(1) and 3231(e)(8) (the “RRTA Amount) on compensation deferred under the Plan, may be distributed to the affected Member and the benefits of such Member hereunder shall be adjusted to reflect the value of the amount so distributed. Additionally, in its discretion, the Plan Administrator may provide for the distribution to the affected Member of the amount necessary to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the distribution of the FICA Amount or RRTA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. In no event however, shall the total amount distributed pursuant to this paragraph to a particular Member with respect to the Member’s deferrals under the Plan exceed the aggregate of the FICA Amount and the RRTA Amount with respect to such deferrals, and the income tax withholding related to such FICA Amount or RRTA Amount. The benefits of such Member hereunder shall be adjusted to reflect the value of the amount so distributed.

ARTICLE VIII
ADMINISTRATION OF THE PLAN

8.1    Plan Administration. The Plan Administrator shall have the authority to interpret the Plan and issue such administrative procedures as it deems appropriate. The Plan Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Plan Administrator's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.
8.2    Claims Procedure. The Plan Administrator shall establish reasonable procedures for the submission and review of claims with respect to benefits under the Plan. A copy of the claims procedures for the Plan shall be available from the Plan Administrator. The failure of a claimant to follow the claims procedures with respect to a claim, including the review procedures, shall result in the loss of the right to bring an action in court with respect to the claim.
8.3    Amendment and Termination. The Employer may amend or terminate the Plan at any time, provided, however, that (1) no such amendment or termination shall adversely affect the benefit to which a Member is entitled under Article VII prior to the date of such amendment or termination unless the change is necessary to keep the Plan in compliance with the applicable provisions of the law, including Code Section 409A, and (2) no such amendment or termination shall cancel or revoke an election made by the Member under Section 5.2 for the year in which the amendment or termination occurs prior to the end of that year unless to do so is determined by the Employer in good faith not to violate Code Section 409A. In the event of a termination, benefits shall be retained under the terms of the Plan until the Member reaches his or her Commencement Date under the Plan (or the earlier death of the Member); provided, however, the Employer may elect to make distribution earlier to the Member if the Employer determines in good faith that such distribution does not constitute a violation of Code Section 409A. The liabilities of this Plan relating to a Member may in the discretion of the Employer be transferred to another plan or program of the Employer, provided that the Employer determines in good faith that the transfer and the provisions of the plan or program receiving the transfer applicable to the transfer do not result in any change to the benefits being transferred that would cause such benefits to be subject to income taxation under the Code prior to distribution to the Member.

Except as otherwise expressly provided in other sections of this Plan, the payment of any benefits under the Plan may not be accelerated, including upon the amendment or termination of the Plan or a person ceasing to be an Eligible Person, except in a manner that the Employer determines in good faith does not violate Code Section 409A.

8.4    Payments. Subject to Section 8.9, the Employer will pay all benefits arising under this Plan. There shall be deducted from each payment any federal, state or local withholding or taxes or charges which may be required under applicable law as determined by the Employer.

8.5    Non-assignability of Benefits. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Plan Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

8.6    Status of Plan. Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Member or for any other person or persons to whom benefits are to be paid pursuant to the terms of this plan, the Member's only interest hereunder being the right to receive the benefits set forth herein. To the extent any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

8.7    Indemnification. To the extent permitted by law, the Employer shall indemnify each member of the Board of Directors and any other employee of the Employer to whom duties are assigned with respect to this Plan, against expenses (including any amount paid in settlement) reasonably incurred by him/her in connection with any claims against him/her by reason of his/her conduct in the performance of his/her duties under the Plan, except in relation to matters as to which he/she acted fraudulently or in bad faith in the performance of such duties. This right of indemnification shall be in addition to any other right to which the Board or other person may be entitled as a matter of law or otherwise, and shall pass to the estate of a deceased person.

8.8    Reports and Records. The Plan Administrator and those to whom the Plan Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

8.9    Finances. The costs of the Plan shall be borne by the Employer. The rights of the Member (or of his Beneficiary) to benefits under the Plan shall be solely those of an unsecured general creditor of the Employer. Any assets acquired by or held by the Employer or set aside in a trust that may be established by the Employer shall not be deemed to be held as security for the performance of the obligations of the Employer under this Plan. Notwithstanding the foregoing, to the extent under the terms of any trust set up by an Employer payments are made by the Trustee of said Trust to the Member with respect to benefits under this Plan, such payments shall satisfy the obligations of the Employer hereunder to the extent of the payments made.

8.10    Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Member, or as a right of any Member to be continued in employment of the Employer, or as a limitation on the right of the Employer to discharge any of its employees, with or without cause.

8.11    Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not pre-empted by such laws, by the laws of the State of Utah.

8.12    Headings. The headings of Sections and Articles in this Plan are for convenience purposes only and shall in no way control or be used in the interpretation of the content of the Sections or Articles or this Plan as a whole.

8.13    Number and Gender. Where the context requires, the singular shall include the plural and the plural shall include the singular, and any gender shall include both other genders.

Dated this 4th day of September, 2008.

NATURE’S SUNSHINE PRODUCTS, INC.

By: /s/ Stephen M. Bunker
Name: Stephen M. Bunker
Title: Chief Financial Officer